Exhibit (r)

IRONWOOD CAPITAL MANAGEMENT
IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC
 IRONWOOD MULTI-STRATEGY FUND LLC

Joint Personal Investment and Trading Policy,
Statement on Insider Trading
and
Code of Ethics Pursuant to
Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company of 1940, as amended

Table of Contents

I.	INTRODUCTION	1
II.	DEFINITIONS	2
III.	PERSONAL INVESTMENT AND TRADING POLICY	5
IV.	PERSONAL INVESTMENT AND TRADING VIOLATION POLICY	6
V.	REPORTING	7
VI.	ADDITIONAL CONSIDERATIONS	10
VII.	COMPANY REQUIREMENTS UNDER SARBANES-OXLEY ACT OF 2002	11
VIII.	ADMINISTRATION AND PROCEDURAL MATTERS RELATING TO THE COMPANY	11
IX.	STATEMENT ON INSIDER TRADING	13
X.	COMPLIANCE	16
XI.	RETENTION OF RECORDS	16
XII.	NOTICES	17
XIII.	REVIEW	17
Exhibit I		I-1

I.	INTRODUCTION

A.	General Statement

Ironwood and the Company seek to foster and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Ironwood and the Company are highly valued and must be protected. As a result, Ironwood, the Company and its Employees must not act or behave in any manner or engage in any activity that (1) creates even the suspicion or appearance of the misuse of material, non-public information by Ironwood, the Company or any Employee or (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Advisory Client or Investor. Please note that any terms used but not defined herein shall have the meanings ascribed to them in the Manual.

The general fiduciary principles that govern the personal trading activities of an Employee are as follows:

1.            the duty at all times to place the interests of Advisory Clients, including those of the Funds and the Company, as the case may be, first (as applicable);

2.           the requirement that all personal securities transactions be conducted in a manner that does not interfere with Advisory Clients’ portfolio transactions (as applicable) so as to seek to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

3.            the prevention of any improper use of material non-public information about securities recommendations made by Ironwood or securities holdings of Advisory Clients; and

4.           the fundamental standard that Employees should not take inappropriate or unfair advantage of their relationship with Advisory Clients (as defined in the Joint Compliance Manual, each Company together with the Funds).

In addition, the Federal Securities Laws require that investment advisers and registered investment companies maintain a record of every transaction in any Security (with certain exceptions, as described below) in which any Employee acquires or disposes of Beneficial Ownership of such Security and such Security is or was held in an account over which the Employee has direct or indirect influence or control. Employee.

Ironwood and the Company have developed this Joint Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics Pursuant to Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company of 1940, as amended (the “Joint Code of Ethics”) relating to the prevention and detection of insider trading and personal trading in Securities and the reporting of such personal trading in Securities.

B.	Requirements of this Joint Code of Ethics

1.	Duty to Comply with Applicable Laws.

All Employees are required to comply with the Federal Securities Laws, including Rules 204A-1 and 204-2 under the Investment Advisers Act, and Rule 17j-1 under the Company Act, the fiduciary duty owed by Ironwood to its Advisory Clients, and this Joint Code of Ethics.

2.	Duty to Report Violations.

Each Employee is required by law to promptly notify the CCO in the event such Employee knows or has reason to believe that such Employee or any other Employee has violated any provision of this Joint Code of Ethics. If an Employee knows or has reason to believe that the CCO has violated any provision of this Joint Code of Ethics, such Employee must promptly notify Jonathan Gans and is not required to so notify the CCO. Please also see the whistleblower policy located in this Manual.

3.	Duty to Provide Copy of the Code of Ethics and Related Certification.

Ironwood shall provide all Employees with a copy of this Joint Code of Ethics and all subsequent amendments hereto. By law, all Employees must in turn provide written acknowledgement to the CCO of their initial receipt and review, upon their annual review and upon their receipt and review of any subsequent amendments to this Joint Code of Ethics.

II.	DEFINITIONS

A.        Access Person of Ironwood. The term “Access Person” as it relates to Ironwood means (i) any person who (1) has access to non-public information regarding an Advisory Client’s purchase or sale of securities; (2) has access to non-public information regarding the portfolio holdings of any Advisory Client; (3) is involved in making securities recommendations to Advisory Clients or who has access to such recommendations that are non-public and (ii) all of the directors and officers of Ironwood. By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Advisory Clients. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to non-public information. For the avoidance of doubt, all Employees of Ironwood shall be deemed Access Persons unless the CCO notifies an Employee that such Employee is not an Access Person.

B.           Access Person of the Company. The term “Access Person” as it relates to the Company means the following (i) any employee of the Company or Ironwood or of any company in a control relationship to the Company or Ironwood who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Company or Ironwood (primarily interests in the Sub-Funds) or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendations with respect to the Company regarding the purchase or sale of securities; (ii) any director or officer of the Company or any officer or member of Ironwood, regardless of whether such director, officer or member is an Access Person of Ironwood (as defined above); and (iii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of securities.

C.          Advisory Client Transaction. An “Advisory Client Transaction” means transactions for any Advisory Client or any other account managed or advised by any Employee for a fee.

D.         Automatic Investment Plan. An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes dividend reinvestment plans.

E.           Beneficial Ownership. Employees will be considered to have “Beneficial Ownership” in a Security if: (i) he or she has a Pecuniary Interest in such Security; (ii) he or she has voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (iii) he or she has the power to dispose, or direct the disposition of, such Security. If an Employee has any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, such Employee should contact the CCO.

F.           Exchange-Traded Fund. The term “Exchange-Traded Fund (“ETF”)” means open-end companies or unit investment trusts that trade like common stock on an exchange. It is a marketable security that tracks an index, or invests in a commodity, bonds, equities, or a basket of assets.

G.          Federal Securities Laws. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

H.          Immediate Family. The term “Immediate Family” includes an Employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

I.            Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

J.           Limited Offering. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(a)(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

K.       Non-Reportable Securities. The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds that are registered under the Company Act; provided that such funds are NOT advised by Ironwood or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Ironwood (v) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Ironwood or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Ironwood; (vi) municipal bonds; (vii) commodities; (viii) securities held in a 529 plan; (ix) derivatives of any of the Securities described in clauses (i) through (vii) of this definition.

L.          Pecuniary Interest. Employees will be considered to have a “Pecuniary Interest” in a Security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term Pecuniary Interest is construed very broadly. The following examples illustrate this principle: (i) ordinarily, Employees will be deemed to have a Pecuniary Interest in all Securities owned by members of such Employee’s Immediate Family who share the same household with such Employee; (ii) if an Employee is a general partner of a general or limited partnership, such Employee will be deemed to have a Pecuniary Interest in all Securities held by such partnership; (iii) if an Employee is a shareholder of a corporation or similar business entity, such Employee will be deemed to have a Pecuniary Interest in all Securities held by the corporation if such Employee is a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if an Employee has the right to acquire equity Securities through the exercise or conversion of a derivative Security, such Employee will be deemed to have a Pecuniary Interest in such Securities, whether or not such Employee’s right is presently exercisable; (v) if an Employee is a member-manager of a limited liability company, such Employee will be deemed to have a “Pecuniary Interest” in the Securities held by such limited liability company; and (vi) ordinarily, if an Employee is a trustee or beneficiary of a trust, where either he or she or members of his or her Immediate Family have a vested interest in the principal or income of the trust, such Employee will be deemed to have a Pecuniary Interest in all Securities held by that trust. If an Employee has any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, such Employee should contact the CCO.

M.         Private Funds. The term “Private Fund” means any private investment fund offered pursuant to section 3(c)(1) or 3(c)(7) of the Company Act (including private equity funds, venture capital funds, hedge funds, fund of funds etc.).

N.          Reportable Security. The term “Reportable Security” includes all Securities other than Non-Reportable Securities. For the avoidance of doubt, Employees should note that ETFs are Reportable Securities.

O.          Security. The term “Security” has the same meaning as it has in section 2(a)(36) of the Company Act. For the avoidance of doubt, the term “Security” includes interests in private investment funds, including the Funds and the Company.

P.            Supervised Person. The term “Supervised Person” means (i) any officer or director of Ironwood, or other person occupying a similar status or performing similar function; (ii) Employees of Ironwood; and (iii) any other persons who provide investment advice on behalf of Ironwood and are subject to Ironwood’s supervision and control.

III.	PERSONAL INVESTMENT AND TRADING POLICY

A.	Policies on Employees Trading in Securities

1.	General Statement

Generally, Employees may not engage in transactions in any Security that is the subject of a transaction by an Advisory Client (subject to certain exceptions for positions as may be approved by the CCO from time to time). What this means is that you may not invest in a hedge fund that you are aware currently is in, or is being actively considered for, the portfolio of any fund Ironwood manages. Further, Employees are prohibited from executing transactions that would disadvantage or appear to disadvantage the Advisory Clients or that would unjustly enrich such Employee whether or not at the expense of the Advisory Client.

2.	Restricted List

From time to time, there will be a need to designate a Security as being restricted from trading in (a) personal trading accounts of Ironwood Access Persons, and/or (b) Advisory Client portfolios. A Security becomes restricted once it is determined that Ironwood holds or may hold material non-public information with respect to the Security or as otherwise deemed appropriate by the CCO or her designated person. Once a Security has been designated as restricted, it will be placed on Ironwood’s restricted trading list (the “Restricted List”) and trading in that security is prohibited unless an exception is granted by the CCO. Restricted List prohibitions apply to all securities that are convertible, exchangeable or exercisable into a Security that is on the Restricted List.

If an employee requests pre-clearance to transact in a security on the Restricted List, the request will be denied automatically.

3.	Pre-clearance Policies

Employees must pre-clear the following transactions:

•
Reportable Securities: Employees must pre-clear transactions in all Reportable Securities other than ETFs. With respect to single name Securities (i.e. stocks, options, derivatives etc.), other than Non-Reportable Securities, Employees are allowed to execute ten (10) separate opens and ten (10) separate closes during any calendar year. For the avoidance of doubt, opening transactions or closing transactions in the same Security executed on the same trading day constitute one (1) open or close despite the fact that such transactions may be executed in more than one brokerage account.

•
Limited Offerings: Employees must pre-clear transactions in all Private Funds other than the Funds and the Company. The acceptance by Ironwood of a completed subscription agreement or similar documentation by an Employee for an investment in the Funds or Company shall constitute the prior written approval from the CCO. In the case of an investment in a vehicle with a capital call structure, pre-clearance is required for the initial investment, but not required for each future capital call related to the initial investment.

•	Initial Public Offerings. Employees must pre-clear transactions in all Initial Public Offerings.

Employees do not need to pre-clear the purchase or sale of:

•	“Non-Reportable Securities”;
•	ETFs; or
•	Interests in the Funds and the Company.

How to request pre-clearance:

Note: Dual Pre-clearance is Required. You must receive pre-clearance from (1) a member of the investment committee AND (2) the CCO. You MUST receive pre-clearance in writing from a member of the investment committee prior to submitting the pre-clearance to the CCO or her designee.

•	You are responsible for including the approval of the investment committee member with your pre-clearance request to the CCO or her designee.
•
This can be done by (1) uploading a PDF of the written approval (which includes email) to your pre-clearance request in ELF prior to submitting the pre-clearance request; or (2) emailing the investment committee member’s approval to the CCO or her designee prior to submitting your pre-clearance request via ELF.

Failure to receive approval in writing from an investment committee member prior to submitting a pre-clearance request to the CCO or her designee may result in your trade request being denied.

Timing:

In the case of Limited Offerings, a pre-clearance approval is valid for 30 days. All other transactions must be executed by 5pm Pacific time on the next business day after the transaction is approved by the CCO or her designee.

A request for pre-clearance may be denied if it is determined by the CCO or her designee in his or her subjective opinion that the Employee is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Advisory Client Transaction any of the above-described trading restrictions, or this Joint Code of Ethics.

The pre-clearance requirements contained in this section will not apply to the Independent Directors.

IV.	PERSONAL INVESTMENT AND TRADING VIOLATION POLICY

Any violation of the pre-clearance policies by an Employee of Ironwood’s Joint Code of Ethics may result in immediate termination of employment. If termination does not occur, the following violation policy will prevail:

➢	First Offense
■
$1,000 penalty (to be withheld from the Employee’s discretionary bonus, if any, and Ironwood will make a charitable contribution in the same amount). For the avoidance of doubt, this $1,000 penalty shall apply whether or not there is a gain on the transaction.

➢	Second Offense
■
$2,000 penalty (to be withheld from the Employee’s discretionary bonus, if any, and Ironwood will make a charitable contribution in the same amount). For the avoidance of doubt, this $2,000 penalty shall apply whether or not there is a gain on the transaction.

➢	Third Offense
■
$5,000 penalty (to be withheld from the Employee’s discretionary bonus, if any, and Ironwood will make a charitable contribution in the same amount). For the avoidance of doubt, this $5,000 penalty shall apply whether or not there is a gain on the transaction.

Relief may be appealed for and granted at the discretion of the CCO in the following manner:

➢
The highest level of a violation offense may be deleted from the Employee’s record after five years from the date of the most recent violation (assuming no subsequent violations have occurred). If multiple levels of violation offenses exist, each subsequent level may be deleted from the Employee’s record two years after the previous offence was deleted (assuming no subsequent violations have occurred).

V.	REPORTING

A.	Summary

Ironwood requires that all “Reportable Securities” are subject to the reporting requirements below. Details on the reporting requirements are included below.

B.	Securities Holdings and Transactions Reports

Employees must submit to the CCO or her designee periodic written reports about their securities holdings, transactions, and brokerage accounts (and the Securities of other persons if the Employee has Beneficial Ownership of such Securities and the accounts of other persons if the Employee has direct or indirect influence or control over such accounts). The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws. The reports are intended to identify conflicts of interest that could arise when an Employee invests in a Security or holds accounts that permit these investments, and to promote compliance with this Joint Code of Ethics. Ironwood is sensitive to privacy concerns and will try not to disclose Employees’ reports to anyone unnecessarily. All reports must be submitted via ELF.

Failure to file a timely, accurate, and complete report is a serious breach of SEC rules and this Joint Code of Ethics. If an Employee is late in filing a report, or files a report that is misleading or incomplete, such Employee may face sanctions including identification by name to the CCO, withholding of bonus, or termination of employment.

As noted above the Company’s Independent Directors shall generally not be required to submit an initial report, or annual reports, and quarterly reports subject to limited exception.

1.           Initial Holdings Report: Within ten (10) days of becoming an Employee, such Employee must submit to Ironwood an initial holdings report via ELF based on information that is current as of a date not more than 45 days prior to the date such Employee becomes an Employee that contains:

(a)         The name/title and type of the Reportable Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Security for which such Employee had Beneficial Ownership.

(b)         The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Reportable Securities for which such Employee has Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.

(c)           The date such Employee submitted the report.

 2.           Quarterly Transaction Report: Within 30 days after the end of each calendar quarter Employees must submit a quarterly transaction report via ELF. Such report shall include with respect to any transactions in Reportable Securities during the quarter:

(a)         The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security involved;

(b)          The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

(c)          The price at which the transaction in the Reportable Security was effected;

(d)          the name of the broker, dealer, or bank with or through whom the transaction was effected;

(e)          The date the report was submitted; and

(f)         A list of each broker, dealer or bank with whom the Employee established an account in which any Reportable Securities were held during the quarter for such person’s direct or indirect benefit and the date the account was established.

3.          Annual Holdings Report: Employees must, no later than October 30 of each year, submit an annual holdings report via ELF that is current as of a date no earlier than September 30 of the such calendar year (the “Annual Report Date”) and that contains:

(a)         The name/title and type of ALL Reportable Securities, and as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Security for which such Employee, has Beneficial Ownership on the Annual Report Date. Employees may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by Ironwood;

(b)         The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Reportable Securities for which such Employee has Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established;

(c)          The date that such Employee submitted the report; and

(d)         A statement that this report is current as of a date no earlier than September 30 of such calendar year and attests that the Employee has no unreported Reportable Securities or brokerage accounts.

4.	Exception to requirement to list transactions or holdings

Employees are not required to submit holdings or transactions reports for:

•	Non-reportable securities

•
Accounts over which such Employees had no direct or indirect influence or control. Employees must still identify the existence of these accounts in his or her list of accounts and complete a Non-Discretionary/Managed Accounts Notification Form on ELF (see below).

•	Accounts established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”). Employees must still identify the existence of these accounts in his or her list of accounts.

•
Transactions effected pursuant to an Automatic Investment Plan, unless requested by Ironwood. Accounts with Automatic Investment Plans must still be included in Annual Holdings Reports. Transactions that override pre-set schedules or allocations of an automatic investment plan, however, are subject to pre-clearance and must be included in a quarterly transaction report.

The fact that a third-party manager has management or discretionary investment authority over an Employee’s Personal Account does not, by itself, enable the Employee to rely on the reporting exception for accounts over which such Employees has no direct or indirect influence or control.

Accordingly, Ironwood has implemented additional controls to establish a reasonable belief that an Employee had no direct or indirect influence or control over the relevant account and could accordingly rely on the exception. Such additional steps include, but are not limited to:

(1)	obtaining information about the third-party manager’s relationship to the Access Person (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm);

(2)	obtaining periodic certifications from the Access Person and from his/her discretionary third-party manager(s) regarding the Access Person’s influence or control over the relevant account(s); and

(3)
on a sample basis, requesting reports on holdings and/or transactions made in the discretionary account to identify transactions that would have been prohibited pursuant to the Code of Ethics, absent reliance on the reporting exception.

Please ask the CCO if you have questions about the above-described holding and transaction reporting requirements.

C.	Review of Reports and Other Documents

The CCO or her designee will review each report submitted by Employees, and each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, documents concerning the CCO will be reviewed by ACA or the Vice President of Regulatory and Compliance.

Review of submitted holding and transaction reports will include not only an assessment of whether the Employee followed all required procedures of this Joint Code of Ethics, such as pre-clearance, but may also compare the personal trading to the Restricted List; whether the Advisory Clients are receiving terms as favorable as the Employee in Securities transactions; periodically analyze the Employee’s trading for patterns that may indicate abuse, including market timing; and investigate any substantial disparities between the quality of performance the Employee achieves for his or her own account and performance achieved for Advisory Clients.

VI.	ADDITIONAL CONSIDERATIONS

A.	Investments in Private Funds by Employees

No Employee who invests personal funds in a Private Fund may obtain any more favorable treatment in respect of his or her investment than is made available to an Advisory Client; provided that waiver of minimum investment amounts shall not be considered favorable treatment if such fund has waived such minimum in the past in the case of other individual investors.

No Employee shall recommend any Securities transaction to any Advisory Clients without having disclosed his or her interest, if any, in such Securities or the issuer of the Securities, including without limitation:

(1)	his or her direct or indirect beneficial ownership of any Securities of such issuer;

(2)	any contemplated transaction by such person in such Securities;

(3)	any position with such issuer or its affiliates; and

(4)	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

B.	Company Independent Directors

Notwithstanding the above investment pre-clearance and reporting requirements, the Company’s Independent Directors shall not be required to submit (i) initial and annual holdings reports and (ii) quarterly transaction reports unless such Independent Director, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a director should have known, that during the 15-day period immediately preceding or after the date of the transaction by such person, the Security such person purchased or otherwise acquired is or was purchased or otherwise acquired by the Company or was being considered for purchase or acquisition by the Company or Ironwood.

C.	Use of Broker-Dealers and Brokerage Accounts

An Employee may not engage, and may not permit any other person or entity to engage on their behalf, in any purchase or sale of publicly-traded Securities of which such Employee has, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

D.	Cryptocurrencies

Any Access Persons who purchase or sell virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), must pre-clear the transactions and include the holdings in all holdings reports. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed reportable securities under this policy.

VII.	COMPANY REQUIREMENTS UNDER SARBANES-OXLEY ACT OF 2002

As required by Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and forms applicable to registered investment companies thereunder, the Company has adopted and implemented stand-alone Code of Ethics for the Company (the “SOX Code of Ethics”) that applies to the principal executive officer, principal financial officer, controller, principal accounting officer, and persons performing similar functions for the Company. A copy of the SOX Code of Ethics can be found in Exhibit I.

VIII.	ADMINISTRATION AND PROCEDURAL MATTERS RELATING TO THE COMPANY

Each Employee shall be furnished a copy of the Joint Code of Ethics and shall be notified of his or her obligation to file reports as provided by this Code.

The CCO or such person, including ACA, as shall be appointed by the CCO shall:

A.         annually report to the Board of Directors the facts contained in any reports filed pursuant to this Joint Code of Ethics when any such report indicates that an Access Person purchased or sold a security held or to be acquired by the Company or an Advisory Client;

B.          supervise the implementation of this Joint Code of Ethics by the Company and Ironwood and the enforcement of the terms by the Company and Ironwood;

C.           determine whether any particular securities transaction should be exempted pursuant to the provisions of this Joint Code of Ethics;

D.          issue either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Joint Code of Ethics which may appear consistent with the objectives of Rule 17j-1 and this Joint Code of Ethics;

E.           conduct such inspections or investigations as shall reasonably be required to detect and report any apparent violations of this Joint Code of Ethics to the Board of Directors of the Company or any Committee appointed by them (if applicable to the Company) to deal with such information; and

F.            maintain and cause to be maintained in an easily accessible place, the following records:

1.           a copy of any Joint Code of Ethics adopted pursuant to Rule 17j-1 which has been in effect during the past five (5) years;

2.           a record of any violation of any such Joint Code of Ethics provision and of any action taken as a result of such violation during the past five (5) years; a copy of each report made by the CCO during the past five (5) years;

3.          a list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 and this Joint Code of Ethics with an appropriate description of their title or employment;

4.          a copy of each report made by an Employee as required by Article VI of the Code, including any information provided in lieu of the reports under the Joint Code of Ethics, during the past five (5) years; and

5.           a copy of each report to the Board of Directors required by this Joint Code of Ethics during the past five (5) years.

6.           The Company and Ironwood must furnish to the Company’s Board of Directors an annual written report that:

(a)          describes any issues arising under the Joint Code of Ethics since the last report to the Board of Directors including information about material violations of the Code and sanctions imposed in response to those violations; and

(b)       certifies that the Company and Ironwood have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(c)          certifies that any changes to the Joint Code of Ethics must be presented to the Board within 6 months for ratification.

IX.	STATEMENT ON INSIDER TRADING

A.	Background

Insider trading – trading Securities while in possession of material, non-public information or improperly communicating such information to others – may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $5,000,000 for individuals and $25,000,000 for entities and/or 20 years’ imprisonment. The SEC may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether a federal inquiry occurs, Ironwood views seriously any violation of this Statement on Insider Trading (the “Statement”). Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; an Employee legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or complex legal problems. Employees should direct any questions relating to the Statement to the CCO. An Employee must also notify the CCO immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

B.	Statement of Firm Policy

1.           Buying or selling Securities on the basis of material non-public information is prohibited. This would include purchasing or selling (i) for an Employee’s own account or one in which the Employee has direct or indirect influence or control, (ii) for an Advisory Client’s account, or (iii) for Ironwood’s account. If any Employee is uncertain as to whether information is “material” or “non-public,” such person should consult the CCO.

2.         Disclosing material, non-public information to inappropriate personnel, whether or not for consideration (i.e., tipping) is prohibited. Material, non-public information must be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and an investment manager of a hedge fund and such discussion is relayed to personnel of Ironwood. The CCO should be consulted should a question arise as to who is privy to material, non-public information.

3.            Assisting anyone transacting business on the basis of material, non-public information through a third party is prohibited.

4.            The following summarizes principles important to this Statement:

(a)	What is “material” information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. Employees should direct any questions regarding the materiality of information to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b)	What is “non-public” Information?

Information is “non-public” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

5.	Identifying Insider Information

Before executing any trade for oneself or others, an Employee must determine whether he or she has access to material, non-public information. If an Employee believes he or she might have access to material, non-public information, he or she should take the following steps:

(a)          Immediately alert the CCO, so that the applicable Security is placed on the Restricted List.

(b)          Do not purchase or sell the Securities on his or her behalf or for others.

(c)          Do not communicate the information inside or outside of Ironwood, other than to the CCO.

The CCO will review the issue, determine whether the information is material and non-public, and, if so, what action Ironwood should take.

6.	Contacts With Public Companies; Tender Offers

Contacts with public companies may represent part of a Sub-Fund’s research efforts and investment managers may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when an Employee, in the course of these contacts with investment managers, becomes aware of material, non-public information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, Ironwood must make a judgment about its further conduct. To protect oneself, Advisory Clients, and Ironwood itself, an Employee should immediately contact the CCO if he or she believes he or she may have received material, non-public information.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Employees must exercise particular caution any time they become aware of non-public information relating to a tender offer.

C.	Procedures To Implement Statement

1.	Responsibilities of Employees

(a)       All Employees must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur. In this regard, all Employees are responsible for:

(i)        Reading, understanding and consenting to comply with the insider trading policies contained in this Statement. (Employees will be required to sign an acknowledgment via ELF that they have read and understood their responsibilities under the Joint Code of Ethics);

(ii)          Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control, or in Securities for which they have material, non-public information;

(iii)        Not disclosing insider information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

(iv)         Consulting the CCO when questions arise regarding insider trading or when potential violations of the Statement are suspected;

(v)         Advising the CCO of all outside activities, directorships, or major ownership (over 5%) in a public company. No Employee may engage in any outside activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the CCO; and

(vi)         Being aware of, and monitoring, any investors in an Advisory Client who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the CCO.

2.	Security

In order to prevent accidental dissemination of material non-public information, personnel must adhere to the following guidelines.

(a)	Inform management when unauthorized personnel enter the premises.
(b)	Lock doors at all times in areas that have confidential and secure files.
(c)	Refrain from discussing sensitive information in public area.
(d)	Comply at all times with Ironwood’s Mobile Device Policy, including maintaining password protection on all mobile devices that contain Ironwood data.
(e)	Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.
(f)	Ensure that faxes and e-mail messages containing sensitive information are properly sent.
(g)	Do not allow passwords to be given to unauthorized personnel.

X.	COMPLIANCE

A.	Annual Certificate of Compliance

An Employee is required to certify, via ELF, upon becoming an Employee and annually thereafter, that he or she has read and understands this Joint Code of Ethics and recognizes that he or she is subject to this Joint Code of Ethics. Each annual certificate of compliance will also state that the Employee has complied with all of the requirements of this Joint Code of Ethics during the prior year, and that the Employee disclosed, reported, or caused to be reported all holdings and transactions as required hereunder during the prior year.

B.	Remedial Actions

If an Employee violates this Joint Code of Ethics (including filing a late, inaccurate or incomplete holdings or transaction report), he or she may be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits or fines; (3) demotion (which may be substantial); (4) withholding of bonus; (5) suspension of employment (with or without pay); (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution.

XI.	RETENTION OF RECORDS

Ironwood will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at Ironwood’s principal place of business in an easily accessible, but secured, place.

A.           A record of the names of persons who are currently, or within the past five years were, Access Persons or Employees of Ironwood, subject to this Joint Code of Ethics during that period.

B.          The Annual Certificate of Compliance signed by all persons subject to this Joint Code of Ethics acknowledging receipt of copies of such Joint Code of Ethics and acknowledging they are subject to it and will comply with its terms. All Annual Certificates of Compliance of each Employee must be kept for five years after the individual ceases to be an Employee.

C.           A copy of each Joint Code of Ethics that has been in effect at any time during the five-year period.

D.           A copy of each report made by an Employee pursuant to this Joint Code of Ethics, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports.

E.           A record of all known violations of the Joint Code of Ethics and of any actions taken as a result thereof, regardless of when such violations were committed.

F.           A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Employees, for at least five years after the end of the fiscal year in which the approval is granted.

G.           A record of all reports made by the CCO related to this Joint Code of Ethics.

XII.	NOTICES

For purposes of this Joint Code of Ethics, all notices, reports, requests for pre- clearance, questions, contacts, or other communications to the CCO shall be considered delivered if given to the CCO or a designated person via ELF.

XIII.	REVIEW

This Joint Code of Ethics shall be reviewed by the CCO on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Ironwood or Employees. Employees are encouraged to contact the CCO with any comments, questions or suggestions regarding implementation or improvement of the Joint Code of Ethics.

Exhibit I

IRONWOOD CAPITAL MANAGEMENT
IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND, LLC
IRONWOOD MULTI-STRATEGY FUND, LLC

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) shall apply to the Principal Executive Officer, Principal Financial Officer, Controller, Principal Accounting Officer and persons performing similar functions (the “Covered Officers,” each of whom is named in Appendix A attached hereto) of the Ironwood Institutional Multi-Strategy Fund, LLC and Ironwood Multi-Strategy Fund, LLC (each a “Company” and collectively, the “Companies”), for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that the Companies file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Companies;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Companies. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with a Company. Covered Officers must avoid conduct that conflicts, or appears to conflict, with their duties to the Companies. All Covered Officers should conduct themselves such that a reasonable observer would have no grounds for belief that a conflict of interest exists. Covered Officers are not permitted to self-deal or otherwise to use their positions with the Companies to further their own or any other related person’s business opportunities.

This Code does not, and is not intended to, repeat or replace the programs and procedures or codes of ethics of the Companies’ investment adviser or distributor.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Company and its service providers, including the investment adviser, of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Companies, the investment adviser, or other service providers), be involved in establishing policies and implementing decisions that will have different effects on the service providers and the Companies. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Companies and their service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Companies. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended (“Company Act”) and the Investment Advisers Act of 1940, as amended (“Advisers Act”), such activities will be deemed to have been handled ethically. In addition, it is recognized by the Companies’ Boards of Directors (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Companies.

*          *          *          *

Each Covered Officer must not:

•
use his or her personal influence or personal relationship improperly to influence investment decisions or financial reporting by the Companies whereby the Covered Officer would benefit personally to the detriment of a Company;

•	cause the Companies to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Companies; or

•
retaliate against any other Covered Officer or any employee of the Companies or their affiliated persons for reports of potential violations by a Company of applicable rules and regulations that are made in good faith.

Each Covered Officer must discuss certain material conflict of interest situations with the Companies’ Audit Committee. Examples of such situations include:

•
service as a director, trustee, general partner, or officer of any unaffiliated business organization. This rule does not apply to charitable, civic, religious, public, political, or social organizations, the activities of which do not conflict with the interests of the Companies;

•	the receipt of any non-nominal gifts;

•
the receipt of any entertainment from any company with which the Companies have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as raise any question of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Companies’ service providers, other than its investment adviser, principal underwriter, administrator, transfer agent, custodian or any affiliated person thereof; and

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Companies.

•
Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Company to others, whether within or outside the Company, including to the Company’s Board, Audit Committee and independent auditors, and to governmental regulators and self- regulators and self-regulatory organizations.

•
Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Companies and their service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Companies file with, or submit to, the SEC and in other public communications made by the Companies.

•	It is the responsibility of each Covered Officer to promote and encourage professional integrity in all aspects of the Companies’ operations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), complete via ELF a report affirming that he or she has received, read, and understands the Code;

•	annually complete via ELF a report affirming that he or she has complied with the requirements of the Code; and

•	notify the Companies’ Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Companies’ Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation including any approvals or waivers sought by the Employees.

The Audit Committee will follow these procedures in investigating and enforcing this Code:

•	The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.

•	If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.

•	Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.

•	If the Board concurs that a violation has occurred, it will notify the appropriate personnel of the applicable service provider and may dismiss the Covered Officer as an officer of the Companies.

•	The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Companies for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Companies, the Companies’ investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Companies’, investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Appendix A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Companies’ Board or Audit Committee.

VIII.	Internal Use

The Code is intended solely for the internal use by the Companies and does not constitute an admission, by or on behalf of a Company, as to any fact, circumstance, or legal conclusion.

Appendix A

Persons Covered by this Code of Ethics:

Jonathan Gans, Director of the Company
Martha Boero, Treasurer of the Company